UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2021

ALLIED ESPORTS ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38266	82-1659427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17877 Von Karman Avenue, Suite 300

Irvine, California, 92614

(Address of Principal Executive Offices) (Zip Code)

(949) 265-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AESE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On March 3, 2021, Allied Esports Entertainment, Inc. (“AESE”) received a proposal from Bally’s Corporation (“Bally’s”) to sell AESE’s equity interests for $100 million, payable, at the Company’s option, in cash, Bally’s capital stock, or a combination of both. Under the proposal, Bally’s would pay the break-up fee owed to Buyer upon the termination of the current Stock Purchase Agreement (the “Stock Purchase Agreement”) among AESE, Element Partners, LLC (“Element”) and other parties thereto. The proposal further states that Bally’s would pay a $10 million reverse break-fee if Bally’s proposal is not completed due to a failure on Bally’s part. The only conditions to closing the transactions contemplated by Bally’s proposal would be termination of the Stock Purchase Agreement and “customary closing conditions.” The terms of the agreement to consummate the transactions contemplated by Bally’s proposal would be substantially the same as the Stock Purchase Agreement, revised only to the extent necessary to accommodate the specific aspects of Bally’s proposal. A copy of Bally’s proposal is attached as Exhibit 99.1 and incorporated by reference herein.

On March 5, 2021, AESE issued a press release regarding Bally’s proposal, which is attached as Exhibit 99.2.

Important Additional Information Has Been Filed With the SEC

AESE has filed with the SEC and mailed to its stockholders a Consent Solicitation Statement in connection with the transactions contemplated by the Stock Purchase Agreement (the “Element Transaction”). The Consent Solicitation Statement contains important information about AESE, Club Services, Inc., the Element Transaction and the Stock Purchase Agreement. Investors and stockholders are urged to read the Consent Solicitation Statement carefully before making any decision to invest or consent to the Element Transaction. Investors and stockholders will be able to obtain free copies of the Consent Solicitation Statement and other documents filed by AESE with the SEC through the website maintained by the SEC at www.sec.gov or may contact AESE’s solicitor, Regan & Associates, Inc., by telephone (toll-free within North America) at 1-800-737-3426.

Participants in the Solicitation

In addition to Regan & Associates, Inc., AESE, its directors and executive officers may be deemed to be participants in the solicitation of consents with respect to the Element Transaction. Information regarding AESE’s directors and executive officers and their ownership of AESE shares is contained in AESE’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2019 and its definitive consent solicitation statement for the Element Transaction which was filed with the SEC on February 2, 2021, and is supplemented by other public filings made, and to be made, with the SEC. AESE’s directors and executive officers beneficially own approximately 6.8% of AESE’s common stock. Investors and stockholders may obtain additional information regarding the direct and indirect interests of AESE and its directors and executive officers with respect to the Element Transaction by reading the consent solicitation statement and other filings referred to above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Bally’s Proposal letter dated March 3, 2021
99.2	Press Release dated March 5, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2021

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Frank Ng
Frank Ng, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Bally’s Proposal letter dated March 3, 2021
99.2	Press Release dated March 5, 2021

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